Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

DELTA AIR LINES, INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Debt	Debt Securities	(1)	457(r)		$		$0.0001381	$
Fees to be Paid	Other	Warrants	(2)	457(r)				0.0001381
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	(3)	457(r)				0.0001381
Fees to be Paid	Equity	Preferred Stock, par value $0.0001 per share	(4)	457(r)				0.0001381
Fees to be Paid	Other	Rights	(5)	457(r)				0.0001381
Fees to be Paid	Other	Purchase Contracts	(6)	457(r)				0.0001381
Fees to be Paid	Other	Units.	(7)	457(r)		$		$0.0001381	$

Total Offering Amounts:							$0.00			0.00
Total Fees Previously Paid:										0.00
Total Fee Offsets:										0.00
Net Fee Due:										$0.00

__________________________________________
Offering Note(s)

(1)	An unspecified amount of each identified class of securities is being registered for possible offering and sale from time to time at indeterminate prices. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), payment of the registration fee payable in connection with this registration statement is being deferred and the registration fees will be paid subsequently in advance or on a “pay-as-you-go” basis. Pursuant to Rule 416 under the Securities Act, the common stock being registered hereunder includes such indeterminate number of shares of common stock as may be issuable as a result of stock splits, stock dividends or similar transactions. Any registered securities may be sold separately or as units with other securities registered hereunder. Separate consideration may or may not be received for securities that are issuable upon exercise, conversion or exchange of other securities or that are issued in units. In addition, the securities may be sold in either primary or secondary offerings.
(2)	See Footnote 1.
(3)	See Footnote 1.
(4)	See Footnote 1.
(5)	See Footnote 1.
(6)	See Footnote 1.
(7)	See Footnote 1.